Exhibit 4.2

XTO ENERGY INC.,

Issuer,

EXXON MOBIL CORPORATION,

Guarantor

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

Trustee

[SECOND] [THIRD] SUPPLEMENTAL INDENTURE

Dated as of June 18, 2010

to

Indenture dated as of [September 23, 2004] [April 23, 2003]

[January 22, 2004] [April 23, 2002]

[SECOND] [THIRD] SUPPLEMENTAL INDENTURE (this “[Second] [Third] Supplemental Indenture”), dated as of June 18, 2010, among XTO Energy Inc., a Delaware corporation (the “Company”), Exxon Mobil Corporation, a New Jersey corporation (together with its successors, the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A., a national banking association (the “Trustee”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture (as defined below).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture, dated as of [September 23, 2004] [April 23, 2003] [January 22, 2004] [April 23, 2002] (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance from time to time of the [5.00% Senior Notes due 2015] [6.25% Senior Notes due 2013] [4.90% Senior Notes due 2014] [7.50% Senior Notes due 2012] (the “Securities”);

WHEREAS, Section 9.9 of the Indenture provides, among other things, that the Company shall file with the Commission, whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15(d) of the Exchange Act;

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of December 13, 2009 (as amended or otherwise modified, the “Merger Agreement”), by and among the Company, the Guarantor and ExxonMobil Investment Corporation (“Merger Sub”), Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”, and the time at which the Merger becomes effective, the “Merger Effective Time”);

WHEREAS, in connection with the Merger, the Company will become a wholly owned subsidiary of the Guarantor, will cease to be a reporting company and will cease to have an obligation, other than pursuant to the Indenture and other indentures of the Company, to file reports with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act;

WHEREAS, as of the Merger Effective Time, the Guarantor desires to (i) fully and unconditionally guarantee all payment obligations of the Company with respect to the Securities on the terms set forth herein (including the Guarantor’s right to revoke the guarantee under certain circumstances) and (ii) assume the reporting obligations set forth in Section 9.9 of the Indenture in lieu of the Company for so long as such guarantee is in effect;

WHEREAS, Section 8.1(e) of the Indenture provides that, without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture in order to, among other things, make any provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the Holders of the Securities in any material respect; and

WHEREAS, the Company and Guarantor have requested that the Trustee execute and deliver this [Second] [Third] Supplemental Indenture pursuant to Section 8.1(e) of the Indenture, and all conditions precedent and requirements necessary to make this [Second] [Third] Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained herein, the Company, the Guarantor and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders:

ARTICLE 1

GUARANTEE

Subject to the provisions of Article 3 hereof, the Guarantor agrees that:

Section 1.01. The Guarantee. Subject to the provisions of this Article 1, the Guarantor hereby fully and unconditionally guarantees the full and punctual payment (whether at maturity, upon acceleration, upon redemption or otherwise) of the principal of (and premium, if any) and interest on, and all other amounts payable under, the Securities, and the full and punctual payment of all other amounts payable by the Company to the Holders under the Indenture, including any Guarantee Revocation Purchase Price (as defined below) that becomes payable pursuant to Section 3.03 hereof (the “Guarantee”). Upon the failure by the Company to pay punctually any such amount, the Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the Indenture.

Section 1.02. Guarantee Unconditional. The Guarantee shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or the Securities, by operation of law or otherwise;

(b) any modification or amendment of or supplement to the Indenture or the Securities;

(c) any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or the Securities;

(d) the existence of any claim, set-off or other rights that the Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or an unrelated transaction, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity, irregularity or unenforceability relating to or against the Company for any reason of the Indenture or the Securities, or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on the Securities or any other amount payable by the Company under the Indenture; or

(f) any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations hereunder.

Section 1.03. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Subject to Section 1.09, the Guarantee shall remain in full force and effect until the principal of (and premium, if any) and interest on the Securities and all other amounts payable by the Company with respect to the Securities under the Indenture have been paid in full. If at any time any payment of the principal of (and premium, if any) or interest on the Securities or any other amount payable by the Company with respect to the Securities under the Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the Guarantee with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 1.04. Waiver by the Guarantor. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person.

Section 1.05. Subrogation. The Guarantor agrees that, until the indefeasible payment and satisfaction in full in cash of all applicable obligations under the Securities, the Guarantee and the Indenture, it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of the Guarantee, whether by subrogation or otherwise, against the Company.

Section 1.06. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company under the Indenture or the Securities is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of the Indenture are nonetheless payable by the Guarantor hereunder forthwith on demand by the Trustee or the Holders.

Section 1.07. Enforcement. The Guarantor agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing its rights under this Article 1.

Section 1.08. Notation of Guarantee Not Required. The Guarantor acknowledges that the Guarantee shall remain in full force and effect notwithstanding the absence on any Security of a notation relating to the Guarantee.

Section 1.09. Release of Guarantor. The Guarantor’s obligations under the Guarantee shall terminate upon (a) satisfaction and discharge pursuant to Article 3 of the Indenture, (b) defeasance and discharge pursuant to Article 11 of the Indenture or (c) as set forth in Article 3 hereof.

Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the foregoing effect, the Trustee shall execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations under the Guarantee.

Section 1.10. Benefits Acknowledged. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the guarantee and waivers made by it pursuant to the Guarantee are knowingly made in contemplation of such benefits.

ARTICLE 2

REPORTING

Section 2.01. Reports to Holders. For so long as the Guarantee has not been revoked pursuant to Article 3 hereof, each reference to the “Company” in Section 9.9 of the Indenture shall be deemed to be replaced by a reference to the “Guarantor”, as defined in this [Second] [Third] Supplemental Indenture.

ARTICLE 3

REVOCATION OF GUARANTEE

Section 3.01. Revocation. Notwithstanding any other provision herein to the contrary, the Guarantor may, at its option, elect to revoke the Guarantee pursuant to either Section 3.02 hereof or Section 3.03 hereof. If the Guarantee shall be revoked pursuant to either Section 3.02 or Section 3.03 hereof, the Guarantee shall automatically terminate and the Guarantor shall be released from the Guarantee and have no further obligations under, or have any further liability to the Holders in respect of, the Guarantee.

Section 3.02. Reinstatement of Company Reporting. (a) At any time, and from time to time, the Guarantor may, in its sole and absolute discretion, revoke the Guarantee if:

(i) the Guarantor is not then in breach of any of its obligations under the Indenture;

(ii) the Company provides to the Trustee and each Holder a notice (a “Reporting Reinstatement Revocation Notice”) containing:

(A) a statement that the Guarantor intends to revoke the Guarantee pursuant to this Section 3.02;

(B) the date upon which such revocation will become effective (the “Reporting Reinstatement Revocation Date”), which date may be no earlier than 180 days after the date of the Reporting Reinstatement Revocation Notice; and

(C) the following information appended thereto:

(1) for the most recently completed fiscal year of the Company ended at least 90 days prior to the date of the Reporting Reinstatement Revocation Notice, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flow of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of independent certified public accountants of recognized national standing selected by the Company stating that such consolidated financial statements fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods indicated in conformity with GAAP;

(2) for the most recently completed fiscal quarter of the Company ended after the most recently completed fiscal year referred to in clause (1) above and at least 45 days prior to the date of the Reporting Reinstatement Revocation Notice, if any, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related unaudited consolidated statements of income, stockholders’ equity and cash flow for such quarter and the portion of the fiscal year ended at the end of such quarter, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the prior fiscal year, all in reasonable detail and prepared in accordance with GAAP; and

(3) in the case of each of the foregoing clauses (1) and (2), a management’s discussion and analysis of financial condition and results of operations in a level of detail that is comparable in all material respects to that required to be included, in the case of clause (1), in an annual report on Form 10-K and, in the case of clause (2), in a quarterly report on Form 10-Q if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

(iii) from the date of the Reporting Reinstatement Revocation Notice through the Reporting Reinstatement Revocation Date, the Company provides to the Trustee and each Holder such reports and other documents as the Company would be required to provide pursuant to Section 9.9 of the Indenture if each reference to the “Company” therein had not been deemed to be replaced by a reference to the “Guarantor” pursuant to Section 2.01 hereof; and

(iv) the Company provides to the Trustee an Officers’ Certificate in accordance with Section [12.1] [13.1] of the Indenture stating that, as of the date of the Reporting Reinstatement Revocation Notice, relative to the date of the effectiveness of this [Second] [Third] Supplemental Indenture, no event has occurred and is continuing that, individually or taken together with any other event or events, has had, or would reasonably be expected to have, a material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (a “Company Material Adverse Effect”); provided that no effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, resulting from a material adverse effect on the financial condition or results of operations of the Guarantor and its Subsidiaries, taken as a whole, shall be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such effect disproportionately affected the Company and its Subsidiaries, taken as a whole, relative to the Guarantor and its Subsidiaries, taken as a whole.

(b) Any revocation of the Guarantee made in compliance with the provisions of Section 3.02(a) shall be effective as of the Reporting Reinstatement Revocation Date. For the avoidance of doubt, following the delivery of a Reporting Reinstatement Revocation Notice and until the Reporting Reinstatement Revocation Date, the Guarantor shall continue to be obligated to provide the reports and other documents required by Section 2.01 hereof with respect to the Guarantor.

Section 3.03. Guarantee Revocation Offer. (a) At any time, and from time to time, after the date that is one year after the date of the effectiveness of this [Second] [Third] Supplemental Indenture and provided that the Guarantor is not then in breach of any of its obligations under the Indenture, the Guarantor may, in its sole and absolute discretion, revoke the Guarantee if the Company makes an offer to purchase (each such offer, a “Guarantee Revocation Offer”) all of the then-outstanding Securities, and purchases any Securities validly tendered pursuant to such Guarantee Revocation Offer, at a purchase price (the “Guarantee Revocation Purchase Price”) equal to the principal amount of such Security plus accrued and unpaid interest to, but not including, the Guarantee Revocation Purchase Date (as defined below) in accordance with the terms, conditions and procedures set forth in this Section 3.03.

(b) Each Guarantee Revocation Offer shall remain open for at least 20 Business Days and may be extended by the Company at any time and from time to time for any reason by providing notice of extension to the Trustee and the Holders. The Company shall provide any such notice to the Holders by means of a press release or other public announcement made in accordance with the requirements of Rule 14e-1(d) under the Exchange Act.

(c) Each Holder who tenders Securities pursuant to a Guarantee Revocation Offer shall be deemed to have delivered its consent in respect of such Securities to amend the Indenture to eliminate Section 9.9 thereof.

(d) Each Guarantee Revocation Offer may be conditioned, at the sole and absolute discretion of the Company, on (i) there being validly delivered and not revoked, pursuant to such Guarantee Revocation Offer, consents in respect of a majority of the outstanding principal amount of the Securities to amend the Indenture to eliminate Section 9.9 thereof and/or (ii) there being validly delivered and not revoked, pursuant to one or more substantially concurrent tender offers, consents in respect of the requisite percentage of the outstanding principal amount of each other series of debt securities of the Company for which a substantially concurrent tender offer is made to amend the indenture pursuant to which such securities were issued to eliminate the corresponding reporting covenant thereof; provided that the Company shall have the right, in its sole and absolute discretion, to waive each of the foregoing conditions with respect to the delivery of consents in respect of any or all series of debt securities of the Company (including the Securities).

(e) In connection with any Guarantee Revocation Offer, the Company shall provide to the Trustee and each Holder a notice (the “Guarantee Revocation Notice”) that sets forth:

(i) that the Guarantor intends to revoke the Guarantee pursuant to this Section 3.03;

(ii) the date on which the Guarantee Revocation Offer is initially scheduled to expire (as such date may be extended from time to time in accordance with Section 3.03(b) hereof, the “Guarantee Revocation Offer Expiration Date”);

(iii) the date on which the Guarantee Revocation Purchase Date (as defined below) is initially scheduled to occur based on the date specified pursuant to clause (ii) above;

(iv) that each Holder has the right to tender such Holder’s Securities (or portion thereof) in the Guarantee Revocation Offer in accordance with the terms of the Guarantee Revocation Offer;

(v) the Guarantee Revocation Purchase Price with respect to the Securities;

(vi) that tendering Securities will constitute consent in respect of such Securities to amend the Indenture to eliminate Section 9.9 thereof pursuant to Section 3.03(c) hereof;

(vii) the conditions to which the Company’s obligation to consummate the Guarantee Revocation Offer is subject;

(viii) that, if a majority of the outstanding principal amount of the Securities is tendered and not revoked pursuant to the Guarantee Revocation Offer and the Guarantee Revocation Offer is consummated, then Section 9.9 of the Indenture will be eliminated;

(ix) that any Security, or portion thereof, not tendered or accepted for payment pursuant to the Guarantee Revocation Offer will continue to accrue interest;

(x) that, unless the Company defaults in depositing money with the Paying Agent in accordance with Section 3.03(f) hereof, or payment is otherwise prevented, any Security, or portion thereof, accepted for payment pursuant to the Guarantee Revocation Offer shall cease to accrue interest on and after the Guarantee Revocation Purchase Date;

(xi) such information pertaining to the Company as the Guarantor determines is reasonably necessary for the Holders of the Securities to make an informed investment decision with respect to the Guarantee Revocation Offer;

(xii) the instructions that a Holder must follow in order to have its Securities purchased pursuant to the Guarantee Revocation Offer in accordance with Section 3.03(f) hereof; and

(xiii) any information regarding the Guarantee Revocation Offer that is required to be furnished pursuant to Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder.

(f) Each Holder electing to tender its Securities pursuant to a Guarantee Revocation Offer will be required to surrender such Securities to the Company at the address specified in the Guarantee Revocation Notice no later than the Guarantee Revocation Offer Expiration Date. Each Holder will be entitled to withdraw its tender of Securities if the Company receives such Holder’s notice of withdrawal not later than the Guarantee Revocation Offer Expiration Date. Such notice, which may be made in the form of a facsimile transmission or letter, must set forth the name of the Holder, the certificate number(s) and principal amount of the Securities tendered by the Holder with respect to which such Holder wishes to withdraw tender and a statement that such Holder is withdrawing its tender of such Securities. Any consent deemed given pursuant to Section 3.03(c) hereof shall be deemed revoked with respect to any Securities for which the related tender thereof is withdrawn in accordance with this Section 3.03(f).

Subject to the satisfaction or waiver of the conditions to the Guarantee Revocation Offer, on the date that is five Business Days after the Guarantee Revocation Offer Expiration Date with respect to such offer (such date, the “Guarantee Revocation Purchase Date”), the Company shall (i) accept for payment all Securities or portions thereof validly tendered and not withdrawn pursuant to the Guarantee Revocation Offer; (ii) deposit with the Paying Agent money sufficient to pay the Guarantee Revocation Purchase Price of all Securities or portions thereof so tendered; and (iii) deliver or cause to be delivered to the Trustee the Securities so accepted. To the extent that any Securities are so accepted, the Paying Agent shall promptly mail or deliver to each Holder of Securities so accepted payment in an amount equal to the Guarantee Revocation Purchase Price with respect to such Securities, and the Company shall execute and the Trustee shall promptly authenticate and mail or make available for delivery to any Holder whose Securities are purchased only in part a new Security equal in principal amount to the unpurchased portion of the Securities surrendered. Any Securities tendered but not accepted pursuant to a Guarantee Revocation Offer will be promptly returned to the Holder thereof. The Company shall announce the results of each Guarantee Revocation Offer on or as soon as practicable after the Guarantee Revocation Offer Expiration Date applicable to such Guarantee Revocation Offer. For purposes of this Section 3.03, the Trustee will act as the Paying Agent.

(g) If a Guarantee Revocation Offer is consummated in compliance with this Section 3.03, the revocation of the Guarantee with respect to the Securities for which such Guarantee Revocation Offer was made shall be effective as of the Guarantee Revocation Purchase Date applicable to such Guarantee Revocation Offer.

(h) The failure of the Company to consummate a Guarantee Revocation Offer shall not affect or limit the Company’s rights to make a subsequent Guarantee Revocation Offer pursuant to this Section 3.03 or to revoke the Guarantee in accordance with the provisions of Section 3.02 hereof.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Effectiveness of [Second] [Third] Supplemental Indenture. Notwithstanding anything to the contrary elsewhere herein, this [Second] [Third] Supplemental Indenture shall become effective only as of the Merger Effective Time. Promptly after the Merger Effective Time, the Company shall provide notice thereof to the Trustee. If the Guarantor notifies the Trustee in writing that the Merger Effective Time will not occur, then the provisions hereof shall not become effective. Upon the effectiveness of this [Second] [Third] Supplemental Indenture, the Indenture shall be and be deemed to be modified and amended in accordance herewith and the respective rights, limitations of rights, obligations, duties and immunities under the Indenture of the Trustee, the Company and the Holders affected thereby shall hereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of this [Second] [Third] Supplemental Indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.

Section 4.02. Indenture Remains in Full Force and Effect. Except as amended and supplemented hereby, all provisions in the Indenture shall remain in full force and effect and are in all respects ratified and confirmed.

Section 4.03. Supplemental Indenture Controls. If there is any conflict or inconsistency between the Indenture and this [Second] [Third] Supplemental Indenture, the provisions of this [Second] [Third] Supplemental Indenture shall control.

Section 4.04. No Recourse Against Others. No director, officer, employee or stockholder of the Guarantor shall have any liability, by reason of his, her or its status as such, under or upon any obligation, covenant or agreement of the Guarantor contained in this [Second] [Third] Supplemental Indenture, the Indenture or the Securities, or because of any indebtedness evidenced thereby, all such liability being expressly waived and released by the Holders by their acceptance of the Securities and as part of the consideration for the issue of the Securities and the making of the Guarantee.

Section 4.05. Notices and Demands. (a) Any notice, demand, direction, request or other document that is required or permitted by any provision of this [Second] [Third] Supplemental Indenture or the Indenture to be given or made by the Trustee or by the Holders to or upon the Guarantor shall be given or made by postage-prepaid, first-class mail addressed (until another address of the Guarantor is filed by the Guarantor with the Trustee) to Exxon Mobil Corporation at 5959 Las Colinas Boulevard, Irving, Texas 75039-2298, attention: General Counsel.

(b) Any notice, demand, direction, request or other document that is required or permitted by any provision of this [Second] [Third] Supplemental Indenture or the Indenture to be given or made by the Guarantor shall be given or made (i) in accordance with Section [12.4] [13.4] of the Indenture, if given or made to or upon the Trustee, and (ii) in accordance with Section [12.5] [13.5] of the Indenture, if given or made to or upon the Holders. As of the date of this Third Supplemental Indenture, the principal corporate trust office of the Trustee is located at 601 Travis Street, 16th Floor, Houston, Texas 77002, Attention: Corporate Trust Administration.

Section 4.06. Benefits of [Second] [Third] Supplemental Indenture. Nothing in this [Second] [Third] Supplemental Indenture, express or implied, shall give or be construed to give to any Person, other than the parties hereto, any Paying Agent, any Securities Registrar, any successors to the foregoing hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture or this [Second] [Third] Supplemental Indenture.

Section 4.07. Successors and Assigns. All covenants and agreements in this [Second] [Third] Supplemental Indenture made by the Company or the Guarantor shall bind their respective successors and assigns, whether so expressed or not.

Section 4.08. Severability. If any provision of this [Second] [Third] Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, and no Holder shall have any claim therefor against any party hereto.

Section 4.09. Governing Law. This [Second] [Third] Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Section 4.10. Counterparts. This [Second] [Third] Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 4.11. Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.12. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company and the Guarantor, as applicable, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this [Second] [Third] Supplemental Indenture.

Section 4.13. Obligations under Indenture. For the avoidance of doubt, the Guarantor shall not be bound by any obligations or covenants under the Indenture except as set forth in this [Second] [Third] Supplemental Indenture or as otherwise required by the Trust Indenture Act.

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IN WITNESS WHEREOF, the parties hereto have caused this [Second] [Third] Supplemental Indenture to be duly executed as of the day and year first written above.

XTO ENERGY INC.

By:
	Name:	Brent W. Clum
	Title:	Senior Vice President and Treasurer

EXXON MOBIL CORPORATION, as guarantor

By:
	Name:	Robert N. Schleckser
	Title:	Assistant Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:
	Name:	Rafael Martinez
	Title:	Senior Associate